As filed with the Securities and Exchange Commission on March 19, 2003

Registration No. 33-__________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8
REGISTRATION STATEMENT

Under The Securities Act of 1933

_______________________

REPTRON ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Florida	38-2081116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13700 Reptron Boulevard, Tampa, Florida	33626
(Address of Principal Executive Office)	(Zip Code)

Reptron Electronics, Inc.
2002 Incentive Stock Option Plan

Reptron Electronics, Inc.
Amended and Restated Incentive Stock Option Plan

Reptron Electronics, Inc.
Non-Employee Director Stock Option Plan

(Full titles of the plans)
_______________________

Paul J. Plante
President and Chief Operating Officer
Reptron Electronics, Inc.
13700 Reptron Boulevard
Tampa, Florida 33626
(Name and address of agent for service)

(813) 854-2351
(Telephone number, including area code, of agent for service)

Copies of all communications to:

Robert J. Grammig, Esq.
Holland & Knight LLP
400 North Ashley Drive
Suite 2300
Tampa, Florida 33602

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of	Amount	maximum	maximum	Amount of
securities	to be	offering price	aggregate	Registration
to be registered	Registered(1)	per unit(2)	offering price(2)	Fee

Common stock, par value $0.01 per share	2,900,000 shares	$0.22	$638,000	$51.68

(1)	The provisions of Rule 416 under the Securities Act of 1933 shall apply to this Registration Statement and this Registration Statement shall also cover any additional shares that may hereafter become purchasable as a result of the adjustment provisions in the Plans or the agreements pursuant to which such shares are issued.

(2)	Estimated solely for the purpose of calculating the registration fee. The fee is calculated upon the basis of the average between the high and low sales prices for shares of common stock of the registrant as reported on the Nasdaq Stock Market on March 18, 2003.

INTRODUCTION
PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
ITEM 4. DESCRIPTION OF SECURITIES
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
ITEM 8. EXHIBITS.
ITEM 9. UNDERTAKINGS.
SIGNATURES
INDEX TO EXHIBITS
Amended Incentive Stock Option Plan
Non-Employee Director Stock Option Plan
2002 Incentive Stock Option Plan
Holland & Knight Opinion
Grant Thornton Consent

INTRODUCTION

     On December 22, 1994, Reptron Electronics, Inc., a Florida corporation (the “Registrant”), filed Registration No. 33-87650 on Form S-8 (the “Prior Registration Statement”), which registered 500,000 shares of the Common Stock, par value $0.01 per share, of the Registrant (the “Common Stock”) for issuance under the Reptron Electronics, Inc. Amended and Restated Incentive Stock Option Plan (the “Incentive Plan”), and 50,000 shares of the Common Stock for issuance under the Reptron Electronics, Inc. Non-Employee Director Stock Option Plan (the “Director Plan”). The contents of the Prior Registration Statement are incorporated by reference in this Registration Statement. By this Registration Statement, the Registrant hereby (i) amends the Prior Registration Statement to increase the number of shares of the Common Stock registered for issuance under the Incentive Plan from 500,000 to 2,000,000 and increase the number of shares of the Common Stock registered for issuance under the Director Plan from 50,000 to 450,000, (ii) files an amended and restated Incentive Plan and Director Plan as exhibits to this Registration Statement, and (iii) registers 1,000,000 shares of the Common Stock pursuant to the Reptron Electronics, Inc. 2002 Incentive Stock Option Plan (the “2002 Plan”, and together with the Incentive Plan and the Director Plan, the “Plans”) .

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Registrant, Reptron Electronics, Inc., a Florida corporation, are incorporated by reference in this Registration Statement.

     (a)  The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001 (including information specifically incorporated into the Registrant’s Form 10-K from the Registrant’s definitive Proxy Statement).

     (b)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

     (c)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

     (d)  The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

     (e)  The description of the Common Stock contained in Amendment No. 1 to the Registrant’s Registration Statement on Form S-3, dated July 18, 1997, Registration No. 333-31605.

     (f)  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant is a Florida corporation. The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided, further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Article VIII of the Registrant’s Bylaws provides that the Registrant shall indemnify any director, officer, employee or agent or any former director, officer, employee or agent.

     The Registrant has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8. EXHIBITS.

4.1	Reptron Electronics, Inc. Amended and Restated Incentive Stock Option Plan.

4.2	Reptron Electronics, Inc. Non-Employee Director Stock Option Plan.

4.3	Reptron Electronics, Inc. 2002 Incentive Stock Option Plan

5.1	Opinion of Holland & Knight LLP re legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP.

24.1	Powers of Attorney (included on signature page).

ITEM 9. UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 6) or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Reptron Electronics, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on February 19, 2003.

REPTRON ELECTRONICS, INC.

By: /s/ Michael L. Musto

Michael L. Musto, Chief Executive Officer

     KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul J. Plante and William L. Elson, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael L. Musto Michael L. Musto	Chief Executive Officer and Director (Principal Executive Officer)	February 19, 2003

/s/ Paul J. Plante Paul J. Plante	President, Chief Operating Officer, Chief Financial Officer and Director (Principal Executive and Principal Financial and Accounting Officer)	February 19, 2003

/s/ Leigh A. Lane Leigh A. Lane	Secretary and Director	February 19, 2003

/s/ William L. Elson William L. Elson	Director	February 19, 2003

/s/ Vincent Addonisio Vincent Addonisio	Director	February 19, 2003

/s/ Bertram L. Miner Bertram L. Miner	Director	February 19, 2003

INDEX TO EXHIBITS

4.1	Reptron Electronics, Inc. Amended and Restated Incentive Stock Option Plan.

4.2	Reptron Electronics, Inc. Non-Employee Director Stock Option Plan.

4.3	Reptron Electronics, Inc. 2002 Incentive Stock Option Plan.

5.1	Opinion of Holland & Knight LLP re legality of the Common Stock.

23.1	Consent of Holland & Knight LLP (included in Exhibit 5.1)

23.2	Consent of Grant Thornton LLP.

24.1	Powers of Attorney (included on signature page).